EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

DATED: AUGUST 15, 1997

TABLE OF CONTENTS

	1.	DEFINITIONS                          2

	2.	PLAN OF REORGANIZATION               5

		2.1	THE MERGER                         5

		2.2	FRACTIONAL SHARES                  6

		2.3	EFFECTS OF THE MERGER              7

		2.4	TAX-FREE REORGANIZATION            7

		2.5	PURCHASE ACCOUNTING TREATMENT      8

		2.6	WAIVER OF DISSENTERS RIGHTS        8

		2.7 	CLOSING                           8

		2.8	CLOSING OBLIGATIONS                8

		2.9	MANDATORY STOCK REDEMPTION        10

		2.10	DAVIS STOCK PURCHASE             12

	3.	REPRESENTATIONS AND WARRANTIES
      OF SELLERS                        12

		3.1 	ORGANIZATION AND GOOD STANDING   12

		3.2 	AUTHORITY; NO CONFLICT           13

		3.3 	CAPITALIZATION                   14

		3.4 	FINANCIAL STATEMENTS             15

		3.5 	BOOKS AND RECORDS                16

		3.6 	TITLE TO PROPERTIES;
         ENCUMBRANCES                   16

		3.7 	CONDITION AND SUFFICIENCY
         OF ASSETS                      17

		3.8 	ACCOUNTS RECEIVABLE              17

		3.9 	NO UNDISCLOSED LIABILITIES       17

		3.10 	TAXES                           18

		3.11 	NO MATERIAL ADVERSE CHANGE      19

		3.12 	EMPLOYEE BENEFITS               19

		3.13	 COMPLIANCE                      19

		3.14	LITIGATION                       20

		3.15	ABSENCE OF CHANGES               20

		3.16 	CONTRACTS; NO DEFAULTS          22

		3.17 	INSURANCE                       23

		3.18 	ENVIRONMENTAL MATTERS           24

		3.19 	EMPLOYEES; INDEPENDENT
          CONTRACTORS                   25

		3.20	LABOR RELATIONS; COMPLIANCE      26

		3.21 	INTELLECTUAL PROPERTY           26

		3.22	RELATIONSHIPS WITH RELATED
         PERSONS                        27

		3.23	BROKERS OR FINDERS               28

		3.24	DISCLOSURE                       28

		3.25	INVESTMENT REPRESENTATION        28

	4.	REPRESENTATIONS AND WARRANTIES
      OF TGI                            28

		4.1	ORGANIZATION AND GOOD STANDING    29

		4.2	AUTHORITY; NO CONFLICT            29

		4.3	CERTAIN PROCEEDINGS               30

		4.4	BROKERS OR FINDERS                30

		4.5	SEC FILINGS                       30

	5.	COVENANTS                           30

		5.1	ACCESS AND INVESTIGATION          30

		5.2	OPERATION OF THE BUSINESSES
        OF THE COMPANY                  31

		5.3	NEGATIVE COVENANT                 31

		5.4	NOTIFICATION                      31

		5.5	PAYMENT OF INDEBTEDNESS
        BY RELATED PERSONS              32

		5.6	NO NEGOTIATION                    32

		5.7	BEST EFFORTS                      32

		5.8	ELECTION TO BOARD OF DIRECTORS    33

		5.9	ASSET LEASES                      33

		5.10	COMPANY DISCLOSURE LETTER        33

	6.	CONDITIONS PRECEDENT TO TGI'S
       OBLIGATION TO CLOSE              33

		6.1	ACCURACY OF REPRESENTATIONS       33

		6.2	SELLERS' PERFORMANCE              33

		6.3	CONSENTS                          34

		6.4	ADDITIONAL DOCUMENTS              34

		6.5	NO PROCEEDINGS                    34

		6.6	NO CLAIM REGARDING STOCK
        OWNERSHIP OR SALE PROCEEDS      34

		6.7	TGI FINANCING                     35

		6.8	DISCLOSURE LETTER                 35

	7.	CONDITIONS PRECEDENT TO SELLERS'
      OBLIGATION TO CLOSE               35

		7.1	ACCURACY OF REPRESENTATIONS       35

		7.2	TGI'S PERFORMANCE                 35

		7.3	CONSENTS                          35

		7.4	ADDITIONAL DOCUMENTS              36

		7.5	NO PROCEEDINGS                    36

	8.	TERMINATION                         36

		8.1	TERMINATION EVENTS                36

		8.2	EFFECT OF TERMINATION             37

	9.	INDEMNIFICATION; REMEDIES           37

		9.1	SURVIVAL; RIGHT TO
        INDEMNIFICATION NOT AFFECTED BY
          KNOWLEDGE                     37

		9.2	INDEMNIFICATION AND PAYMENT
        OF DAMAGES BY SELLERS           38

		9.3	INDEMNIFICATION AND PAYMENT OF
        DAMAGES BY TGI                  39

		9.4	LIMITATIONS                       39

		9.5	ESCROW                            39

		9.6	PROCEDURE FOR INDEMNIFICATION-
        -THIRD PARTY CLAIMS             40

		9.7	PROCEDURE FOR INDEMNIFICATION-
        -OTHER CLAIMS                   42

	10.	GENERAL PROVISIONS                 42

		10.1	EXPENSES                         42

		10.2	PUBLIC ANNOUNCEMENTS             42

		10.3	CONFIDENTIALITY                  42

		10.4	NOTICES                          43

		10.5	JURISDICTION; SERVICE OF
         PROCESS                        44

		10.6	FURTHER ASSURANCES               45

		10.7	WAIVER                           45

		10.8	ENTIRE AGREEMENT AND
         MODIFICATION                   45

		10.9	DISCLOSURE LETTER                46

		10.10	ASSIGNMENTS, SUCCESSORS, AND
          NO THIRD-PARTY RIGHTS         46

		10.11	SEVERABILITY                    46

		10.12	SECTION HEADINGS, CONSTRUCTION  46

		10.13	TIME OF ESSENCE                 47

		10.14	GOVERNING LAW                   47

		10.15	COUNTERPARTS                    47

Exhibits and Schedules

	Exhibit "A"	--	Certificate of Merger

	Exhibit "B"	--	Promissory Note

	Exhibit "C"	--	Employment Agreements

	Exhibit "D"	--	Noncompetition Agreement

	Exhibit "E"	--	Escrow Agreement

	Exhibit "F"	--	Subscription Agreement

	Exhibit "G"	--	Guaranty Agreement

	Schedule 1	--	List of Shareholders/Stock Allocation

	Schedule 2	--	Shares Subject to Redemption

	Schedule 4.2	--	TGI Consents

	Schedule 4.4	--	TGI Brokers

Agreement and Plan of Reorganization

	This Agreement and Plan of Reorganization ("Agreement") is made as of August 15, 1997, by Transit Group, Inc., f/k/a General
Parcel Service, Inc., a Florida corporation ("TGI"), Carroll
Fulmer Group, Inc. a Florida corporation (the "Company"),
Carroll L. Fulmer, Barbara B. Fulmer, Carroll Anthony Fulmer,
Philip R. Fulmer, Timothy A. Fulmer, each an individual resident of Florida, and Cynthia F. Turner, a resident of Alabama, and the individual trusts listed on Schedule 1 hereto (individually a "Seller" and, collectively, the "Sellers"). TGI, the Company and the Sellers are sometimes referred to herein individually as a "Party," and collectively as the "Parties".

RECITALS

	A.	The Parties intend that, subject to the terms and conditions set forth herein, a new corporation that will be organized in Florida as a wholly owned subsidiary of Transit Group, Inc.
("Newco") will merge with the Company in a forward triangular merger (the "Merger"), with Newco to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the Certificate of Merger substantially in the form of Exhibit A hereto (the "Certificate of Merger") and the applicable provisions of the laws of Florida.

	B.	Upon the effectiveness of the Merger, all the outstanding
capital stock of the Company will be converted into capital stock of TGI, in the manner and on the basis determined herein and as provided in the Certificate of Merger.

	C.	The Merger is intended to be treated as a "purchase" for
accounting purposes and a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue
Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E) of the Code.

	D.	Sellers are the sole shareholders of the Company.

AGREEMENT

	For and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

	1.	DEFINITIONS

	For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

	"Agreement" --this Agreement and Plan of Reorganization together with all Schedules and Exhibits hereto.

	"Balance Sheet"--as defined in Section 3.4.

	"Closing"--as defined in Section 2.7.

	"Closing Date"--the date and time as of which the Closing actually takes place.

	"Company"--collectively the Company identified in the Recitals to this Agreement together with each Subsidiary.

	"Company's Disclosure Letter"--the disclosure letter delivered by Sellers to TGI not later than August 22, 1997.

	"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

	(a) 	the Merger of Newco and the Company;

	(b) 	the execution, delivery, and performance of the Employment
Agreements, the Noncompetition Agreements, and the Escrow
Agreement; and

	(c) 	the performance by TGI, the Company and Sellers of their
respective covenants and obligations under this Agreement.

	"Damages"--as defined in Section 9.2.

	"Effective Time" --the effective time of the Merger as defined in Section 2.1.

	"Employment Agreements"--as defined in Section 2.8(a)(iii).

	"Environmental Law"--any law or regulation that requires or relates to:

	(a) 	advising appropriate authorities, employees, and the
public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

	(b) 	preventing or reducing to acceptable levels the release of
pollutants or hazardous substances or materials into the environment;

	(c) 	reducing to acceptable levels the risks inherent in the
transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

	(d) 	cleaning up pollutants that have been released, preventing
the threat of release, or paying the costs of such clean up or prevention; or

	(e) 	making responsible parties pay private parties, or groups
of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

	"ERISA"--the Employee Retirement Income Security Act of 1974, as amended, and regulations and rules issued pursuant to that act or any successor law.

	"Escrow Agreement" --as defined in Section 9.5.

	"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in
Section 3.4 were prepared.

	"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

	"Merger"--as defined in the Recitals hereto.

	"Noncompetition Agreements"--as defined in Section 2.8(a)(iv).

	"Occupational Safety and Health Law"--any law or regulation designed to provide safe and healthy working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

	"Promissory Notes" --as defined in Section 2.1.1.

	"Redemption Period" --as defined in Section 2.9.

	"Redemption Request" --as defined in Section 2.9.

	"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that act or any successor law.

	"Sellers"--as defined in the first paragraph of this Agreement.

	"Stock Purchase Agreement" --the Stock Purchase Agreement described in Section 2.10.

	"Subsidiary" or "Subsidiaries"--means any company, entity, partnership or joint venture in which the Company owns an equity or other interest.

	"TGI Disclosure Letter"--the disclosure letter delivered by TGI to Sellers concurrently with the execution and delivery of this Agreement.

	2.	PLAN OF REORGANIZATION.

	2.1	THE MERGER.  Subject to the terms and conditions of this
Agreement, prior to the Closing Date, TGI will incorporate and organize Newco and will cause the Board of Directors and shareholders of Newco to approve the Merger and perform all of the duties of Newco set forth in this Agreement. Subject to the terms and conditions of this Agreement, the Certificate of Merger will be filed with the Secretary of State of the State of Florida on the Closing Date. The date and time that the Certificate of Merger is filed with the Florida Secretary of State and the Merger thereby becomes effective will be referred to in this Agreement as the "Effective Time." Subject to the terms and conditions of this Agreement and the Certificate of Merger, the Company will be merged with and into Newco in a statutory merger pursuant to the Certificate of Merger and in accordance with applicable provisions of Florida law as follows:

		2.1.1	Conversion of Company Common Stock.  Each share of
common stock of the Company, $1.00 par value (the "Company
Common Stock"), that is issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and at the Effective Time and without further action on the part of any holder thereof, be converted into the right to receive
2,370.1175 shares of fully paid and nonassessable common stock of TGI, $.01 par value per share ("TGI Common Stock"). Based on the foregoing conversion ratio, the total number of shares of TGI Common Stock into which each Seller's shares of Company
Common Stock will be converted is set forth on Schedule 1 hereto. In addition, certain Sellers will receive a portion of cash consideration in the amount of $2,250,000, pro rated as set forth on Schedule 1 hereto, which amount shall be paid over a five (5) year period pursuant to a Promissory Note in the form of Exhibit B, to be delivered at Closing. The Sellers acknowledge that, due to the receipt of the cash consideration set forth above by certain Sellers, the stock consideration has been allocated disproportionately, so that the total of the cash and stock consideration received by each Seller is equal in value to his pro rata share of the total merger consideration paid by TGI. Notwithstanding the foregoing, in the event that the closing sales price for the TGI Common Stock on the NASDAQ
Small Cap Market on the day prior to the Closing Date (the
"Closing Stock Price") is less than $3.60 per share, then the total number of shares of TGI Common Stock into which the Company Common Stock shall convert shall be equal to $15 million divided by the Closing Stock Price and shall be allocated among the Sellers based upon their percentage interest in the Company, taking into consideration the cash consideration to be received by such Seller, as described above.

		2.1.2	Conversion of Newco Shares.  Each share of Newco Common
Stock, par value $0.01 ("Newco Common Stock"), that is issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and without further action on the part of the sole shareholder of Newco, be converted into and become one share of common stock of Newco, as the surviving corporation, that is to be issued and outstanding immediately after the Effective Time, which shall be the only share of Newco
Common Stock that is issued and outstanding immediately after the Effective Time.

	2.2	FRACTIONAL SHARES.  No fractional shares of TGI Common
Stock will be issued in connection with the Merger.

	2.3	EFFECTS OF THE MERGER.  At the Effective Time: (a) the
separate existence of the Company will cease and the Company will be merged with and into Newco and Newco will be the surviving corporation pursuant to the terms of the Certificate of Merger; (b) the Articles of Incorporation and Bylaws of Newco will be the Articles of Incorporation and Bylaws of the surviving corporation; (c) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted as provided in Section 2.1.2 above; (d) the directors of Newco in effect at the Effective Time will be the directors of the Company as the surviving corporation, and the officers of Newco will be the officers of the Company as the surviving corporation; (e) each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted as provided in Section 2.1.1; (f) Newco will change its name to "Carroll Fulmer Group, Inc."; and (g) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

	2.4	TAX-FREE REORGANIZATION.  The Parties intend to adopt this
Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section
368(a)(1)(A) of the Code. The Parties believe that the value of the TGI Common Stock to be received in the Merger is equal to the value of the Company Common Stock to be surrendered in exchange therefor. The TGI Common Stock issued in the Merger will be issued solely in exchange for the Company Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for the Company Common Stock. TGI represents now, and as of the Closing, that it presently intends to continue the Company's historic business or use a significant portion of the Company's business assets in a business. The provisions and representations contained or referred to in this
Section 2.4 shall survive until the expiration of the applicable statute of limitations. Sellers acknowledge that they have received their own independent tax advice and counsel with respect to the Merger and the transactions contemplated herein and are not relying on representations made by TGI or its counsel, accountants or advisors with respect thereto.

	2.5	PURCHASE ACCOUNTING TREATMENT.  The Parties intend that the
Merger be treated as a "purchase" for accounting purposes.

	2.6	WAIVER OF DISSENTERS RIGHTS.  Each of the Sellers hereby
waives any and all rights such shareholder has to dissent from the Merger under Florida law.

	2.7 	CLOSING.  The consummation of the Merger provided for in
this Agreement (the "Closing") will take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Suite 700, 1275 Peachtree
Street, N.E., Atlanta, Georgia 30309, at 10:00 a.m. (local time) on August 29, 1997, effective August 31, 1997, or at such time and place as the Parties may agree.

	2.8	CLOSING OBLIGATIONS.  At the Closing:

	(a) 	Sellers will deliver to TGI:

			(i) 	certificates representing their shares of Company Common
Stock, duly endorsed for transfer (or accompanied by duly
executed stock powers), with signatures guaranteed by a
commercial bank;

			(ii) 	releases and resignations from the officers and
directors of the Company and each Subsidiary duly executed by such parties;

			(iii) 	employment agreements substantially in the form of
Exhibit "C," executed by certain of the Sellers (collectively, "Employment Agreements"). It is understood that the insurance benefits provided in the Employment Agreement are under review by the Parties and will be agreed upon no later than August 22, 1997;

			(iv) 	noncompetition agreements in the form of Exhibit "D,"
executed by Sellers (collectively, the "Noncompetition
Agreements");

			(v)	an escrow agreement in the form of Exhibit "E," executed
by Barbara Fulmer;

			(vi)	a subscription agreement for the shares of TGI Common
Stock to be received by the Sellers in the Merger in the form attached hereto as Exhibit "F"; and

			(vii) 	a certificate executed by Sellers certifying to TGI
that each of  Sellers' representations and warranties in this
Agreement was accurate in all respects as of the date of this
Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

	(b) 	TGI will deliver to Sellers:

			(i)	share certificates representing the TGI Common Stock,
issued in the name of the Sellers in the amounts shown on
Schedule 1 (subject to adjustment as provided in Section 2.1.1);

			(ii)	the Promissory Notes in favor of certain Sellers;

			(iii) 	a certificate executed by TGI to the effect that each
of TGI's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

			(iv) 	the Employment Agreements; and

			(v)	the Stock Purchase Agreement referred to in Section 2.10.

	2.9	MANDATORY STOCK REDEMPTION.  During the six (6) year period
following the Closing Date (the "Redemption Period"), certain
Sellers as shown on Schedule 2 hereto shall have the right to require either of T. Wayne Davis, the majority shareholder of TGI, or TGI to redeem all or any part of his pro rata share of an aggregate of 1,666,667 shares of TGI Common Stock for a purchase price of $3.60 per share (for a total purchase price of $6,000,000), if such Seller notifies T. Wayne Davis or TGI in writing of his election to have such shares redeemed (a
"Redemption Request"). The number of shares which each such Seller may require T. Wayne Davis or TGI to redeem is set forth in Schedule 2 hereto. Both the number of shares subject to the redemption right and the redemption price per share shall be adjusted in the event the Closing Stock Price is less than $3.60 per share, so that the total number of shares subject to redemption hereunder shall equal $6,000,000 divided by the Closing Stock Price, and the purchase price on the redemption by
T. Wayne Davis or TGI shall in such event be equal to the Closing Stock Price, with forty-one and six tenths percent
(41.6%) of such stock being subject to redemption during the Initial Redemption Period and fifty-eight and four tenths percent (58.4%) of such stock being subject to redemption during the Second Redemption Period, as such terms are defined below.
Assuming the Closing Stock Price equals or exceeds $3.60 per share, then the Sellers granted redemption rights hereunder may only request a redemption of an aggregate of 694,445 shares of TGI Common Stock during the period beginning on the sixtieth
(60th) day after Closing and ending on the first (1st) anniversary of the Closing Date (the "Initial Redemption
Period"), with each such Seller limited to his pro rata portion thereof, as shown on Schedule 2. After the first (1st) anniversary of the Closing Date and prior to the sixth (6th) anniversary of the Closing Date (the "Second Redemption
Period"), such Sellers may make a Redemption Request with respect to the remaining 972,222 shares subject to redemption by either of Mr. Davis or TGI, together with the balance of the 694,445 shares with respect to which a Redemption Request was not made during the Initial Redemption Period.

	Within ten (10) days after receipt of a Redemption Request during the Initial Redemption Period and within sixty (60) days after receipt of a Redemption Request during the Second
Redemption Period, if such Redemption Request is given to T.
Wayne Davis, then he shall redeem such shares by paying in cash the purchase price therefor. If such request is given to TGI, then to the extent TGI has lawful funds available to do so, TGI shall redeem such shares within the same time period by paying in cash the purchase price therefor. Any Seller whose shares are being redeemed shall surrender the certificate representing such shares to either T. Wayne Davis or TGI, as appropriate, properly endorsed for transfer and cancellation. If less than all of the shares represented thereby are being redeemed, TGI shall cause a new certificate to be issued to such Seller, representing the balance of the shares not redeemed. The rights granted to the Sellers hereunder shall expire, whether or not exercised in whole or in part, on the sixth (6th) anniversary of the Closing Date.

	The Parties acknowledge that the foregoing redemption right is based on the desire of the Sellers to receive a minimum cash amount for a certain number of shares of TGI Common Stock.
Therefore, notwithstanding the foregoing or anything to the contrary herein, the number of shares which any Seller may require T. Wayne Davis or TGI to redeem shall be reduced by the dollar amount of the gross proceeds resulting from any sale by such Seller (including sales by a trust for the benefit of the children of such Seller) of shares of TGI Common Stock during the Redemption Period. For example, in the event a particular
Seller owns twenty percent (20%) of the stock of the Company, such Seller may require T. Wayne Davis or TGI to redeem an aggregate of up to $1,200,000 in value (333,333 shares of TGI
Common Stock) during the Redemption Period, with 138,889 shares being redeemable during the Initial Redemption Period, and the remaining 194,444 shares being redeemable during the Second
Redemption Period. In the event that such Seller (or a trust for the benefit of the children of such Seller) sells 100,000 shares of TGI Common Stock for a purchase price of $4.60 per share, resulting in gross proceeds of $460,000, then the total dollar amount to be received by such Seller in connection with this right of redemption hereunder shall be reduced to $740,000, and the number of shares to be redeemed shall be correspondingly reduced to 205,556. Any such reduction in number shall be applied first toward the number of shares subject to redemption during the Initial Redemption Period.

	2.10	DAVIS STOCK PURCHASE.  TGI agrees that it will obtain and
deliver to the Sellers at Closing the Stock Purchase Agreement in the form attached hereto as Exhibit G, pursuant to which T.
Wayne Davis, the majority shareholder of TGI, will agree to purchase any shares subject to a proper Redemption Request given to Mr. Davis pursuant to Section 2.9 above, on the same terms and conditions as set forth in Section 2.9 above. The Sellers holding redemption rights will notify TGI in the event they send a Redemption Request to Mr. Davis by sending a copy of such request to TGI simultaneously with the delivery to Mr. Davis, and will take such actions in connection therewith as requested by TGI as necessary to comply with applicable securities laws with respect to such sale. Further, in order to reduce the number of shares subject to redemption by TGI, TGI agrees to use its reasonable efforts to accommodate a request by a Seller to sell his shares to an independent third party purchaser, to the extent such sale would comply with applicable securities laws and regulations. TGI agrees to provide to Sellers, prior to Closing, such information as reasonably requested by Sellers to verify the financial information of T. Wayne Davis previously provided to Sellers.

	3.	REPRESENTATIONS AND WARRANTIES OF SELLERS

	Sellers represent and warrant to TGI as follows:

	3.1 	ORGANIZATION AND GOOD STANDING.

	(a) 	Part 3.1 of the Company's Disclosure Letter contains a
statement of the Company's and each Subsidiary's jurisdiction of incorporation, a list of all other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company and each Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its contracts.
The Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

	(b) 	Sellers have delivered to TGI copies of the Articles of
Incorporation and Bylaws of the Company and each Subsidiary, as currently in effect.

	3.2 	AUTHORITY; NO CONFLICT.

	(a) 	This Agreement constitutes the legal, valid, and binding
obligation of Sellers, and the Company enforceable against them in accordance with its terms. Upon the execution and delivery by Sellers of the Employment Agreements, the Escrow Agreement, the Subscription Agreements and the Noncompetition Agreements
(collectively, the "Sellers' Closing Documents"), the Sellers'
Closing Documents will constitute the legal, valid, and binding obligations of Sellers and the Company, enforceable against them in accordance with their respective terms. Each of the Sellers and the Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their respective obligations under this Agreement and the Sellers'
Closing Documents.

	(b) 	Neither the execution and delivery of this Agreement nor
the consummation or performance of any of the Contemplated
Transactions will, directly or indirectly (with or without notice or lapse of time):

		(i) 	contravene, conflict with, or result in a violation of
(A) any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary; or (B) any resolution adopted by the board of directors or the stockholders of the Company or any Subsidiary; or (C) any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any permit or authorization that is held by the Company or any Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any Subsidiary; or (D) any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Company or any Subsidiary is bound; or

		(ii) 	result in the imposition or creation of any lien, claim
or encumbrance upon or with respect to any of the assets owned or used by the Company or any Subsidiary.

	(c)	Except as set forth in Part 3.2 of the Company's Disclosure
Letter, neither Sellers, the Company nor any Subsidiary is or will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

	3.3 	CAPITALIZATION.

	(a)	The authorized equity securities of the Company consist of
200,000 shares of common stock, par value $1.00 per share, of which 1758 shares are issued and outstanding (the "Shares").
Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all liens, claims or encumbrances. The shares are owned of record as shown on Part 3.3 of the Company's Disclosure Letter.
With the exception of the Shares (which are owned by Sellers), there are no other outstanding equity securities or other securities of the Company. Other than as set forth on Part 3.3 of the Disclosure Letter, no legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other law or regulation. The Company does not own, nor does it have any contract to acquire, any equity securities or other securities of any person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

	(b)	The authorized equity securities of each Subsidiary and the
number of shares of such Subsidiary that are outstanding are set forth on Part 3.3 of the Company's Disclosure Letter. The
Company is and will be on the Closing Date the record and beneficial owner and holder of all of the issued and outstanding stock of each Subsidiary, free and clear of all liens, claims or encumbrances. With the exception of the shares owned by the Company, there are no other outstanding equity securities or other securities of any Subsidiary. Other than as set forth on
Part 3.3 of the Disclosure Letter, no legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of a Subsidiary. All of the outstanding equity securities of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Subsidiary. None of the outstanding equity securities or other securities of any Subsidiary was issued in violation of the Securities Act or any other law or regulation. No
Subsidiary owns, nor does it have any contract to acquire, any equity securities or other securities of any person or any direct or indirect equity or ownership interest in any other business.

	3.4 	FINANCIAL STATEMENTS.  Sellers have delivered to TGI: (a)
audited balance sheets of the Company as at May 31 in each of the years 1991 through 1997, and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, and (b) an unaudited balance sheet of the Company as at June 30, 1997 (the "Balance
Sheet"). Such financial statements referenced in Section 3.4(a) and the notes thereto fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied throughout the periods involved. The unaudited balance sheet described in
Section 3.4(b) is accurate and fairly presents the condition of the Company as of June 30, 1997.

	3.5 	BOOKS AND RECORDS.  The books of account, minute books,
stock record books, and other records of the Company and each Subsidiary, all of which have been made available to TGI, are complete and correct and have been maintained in accordance with applicable law. The minute books of the Company and each Subsidiary contain accurate and complete records of all meetings of, and corporate actions taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company and each Subsidiary, and no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.

	3.6 	TITLE TO PROPERTIES; ENCUMBRANCES.  Part 3.6 of the
Company's Disclosure Letter contains a complete and accurate list of all real property and material items of personal property owned by the Company and each Subsidiary. The Company and each Subsidiary owns good and marketable title to the properties and assets located in the facilities owned or operated by the Company or any Subsidiary or reflected as owned in the books and records of the Company or any Subsidiary, including all of the properties and assets reflected in the Balance Sheet, and all of the properties and assets purchased or otherwise acquired by the Company or any Subsidiary since the date of the Balance Sheet. All material properties and assets reflected in the Balance Sheet are free and clear of all liens, claims or encumbrances and are not, in the case of real property, subject to any use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (b) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company or any Subsidiary lie wholly within the boundaries of the real property owned by the Company or any Subsidiary and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person.

	3.7 	CONDITION AND SUFFICIENCY OF ASSETS.  The buildings,
plants, structures, and equipment owned or leased by the Company and each Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment owned or leased by the Company and each Subsidiary are sufficient for the continued conduct of the Company's and each Subsidiary's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

	3.8 	ACCOUNTS RECEIVABLE.  All accounts receivable of the
Company and each Subsidiary as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet. Except as set forth on Part 3.8 of the Company's
Disclosure Letter, there is no contest, claim, or right of set-off relating to the amount or validity of such accounts receivable, except immaterial amounts arising in the ordinary course of business.

	3.9 	NO UNDISCLOSED LIABILITIES.  Neither the Company nor any
Subsidiary has any liabilities or obligations of any nature
(whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business since the dates thereof.

	3.10 	TAXES.

	(a) 	Except as set forth on Part 3.10 of the Company's
Disclosure Letter, the Company and each Subsidiary has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed by or with respect to it. The Company and each Subsidiary has paid, or made provision for the payment of, all taxes that have or may have become due for all periods prior to Closing.

	(b) 	Except as set forth on Part 3.10 of the Company's
Disclosure Letter, no United States, federal or state income tax returns of the Company or any Subsidiary have been audited by the IRS or relevant state tax authorities during the past seven years. Neither Sellers, the Company, nor any Subsidiary has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of taxes of the Company.

	(c) 	The charges, accruals, and reserves with respect to taxes
on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for taxes (including any Subsidiary's liability).
There exists no proposed tax assessment against the Company or any Subsidiary except as disclosed in the Balance Sheet. All taxes that the Company or any Subsidiary is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

	(d) 	All tax returns filed by the Company any each Subsidiary
are true, correct, and complete. The Company is not, and within the five-year period preceding the Closing Date has not been, an "S" corporation.

	3.11 	NO MATERIAL ADVERSE CHANGE.  Since the date of the
Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company or any Subsidiary, and no event has occurred or circumstance exists that may result in such a material adverse change.

	3.12 	EMPLOYEE BENEFITS.  Part 3.12 of the Company's Disclosure
Letter contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by the Company or any Subsidiary (the "Plans"), including, without limitation, all "employee benefit plans" as defined in Section
3(3) of ERISA. All contributions due from the Company or any Subsidiary with respect to any of the Plans have been made or accrued on the Company's financial statements, and no further contributions will be due or will have accrued thereunder as of the Closing. Each of the Plans, and its operation and administration, is, in all material respects, in compliance with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Internal Revenue Code. All such Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under I.R.C. Section 401(a)(8) have received favorable determination letters that such plans satisfy all qualification requirements.
In addition, the Company has not been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which the Company or any Subsidiary sponsors as employer or in which the Company or any Subsidiary participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax.

	3.13	COMPLIANCE.

	(a)	The Company and each Subsidiary is and at all times has
conducted its business and the ownership and use of its assets in full compliance with all applicable laws.

	(b)	Part 3.13 of the Company's Disclosure Letter contains a
complete and accurate list of each permit or governmental consent or authorization that is held by the Company and each Subsidiary or that otherwise relates to the business of, or to any of the assets owned or used by, the Company or any Subsidiary. Each such permit or governmental consent or authorization is valid and in full force and effect and constitutes all of the governmental authorizations necessary to permit the Company and each Subsidiary to lawfully conduct and operate its business in the manner currently conducted.

	3.14	LITIGATION.

	(a) 	Except as set forth in Part 3.14 of the Company's
Disclosure Letter, there is no pending or to the knowledge of the Sellers, threatened action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator (i) that has been commenced by or against the Company or any Subsidiary or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company or any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or enjoining, any of the Contemplated Transactions.

	(b) 	Except as set forth on Part 3.14 of the Company's
Disclosure Letter, there is no order or court decision to which the Company, any Subsidiary, the Sellers, any director or officer of the Company, or any of the assets owned or used by the Company, is subject.

	3.15	ABSENCE OF CHANGES.  Except as set forth in Part 3.15 of
the Company's Disclosure Letter, since the date of the Balance
Sheet, the Company and each Subsidiary has conducted its business only in the ordinary course and there has not been any:

	(a) 	change in its authorized or issued capital stock; grant of
any stock option or right to purchase shares of capital stock of the Company or any Subsidiary; issuance of any security convertible into such capital stock; grant of any purchase, redemption or stock retirement rights, or any acquisition by the Company or any Subsidiary of any shares of its capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

	(b) 	amendment to the Articles of Incorporation or Bylaws of
the Company or any Subsidiary;

	(c) 	payment or increase by the Company or any Subsidiary of
any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (except normal raises in the ordinary course of business consistent with past practices), or entry into any employment, severance, or similar contract with any director, officer, or employee;

	(d) 	adoption of, or increase in the payments to or benefits
under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company or any Subsidiary;

	(e) 	damage to or destruction or loss of any material asset or
property of the Company or any Subsidiary, whether or not covered by insurance;

	(f) 	entry into, termination of, or receipt of notice of
termination of any material contract or any contract or transaction involving a total remaining commitment by or to the Company or any Subsidiary of at least $50,000;

	(g) 	sale, lease, or other disposition of any material asset or
property of the Company or any Subsidiary, or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company or any Subsidiary;

	(h) 	material change in the accounting methods used by the
Company; or

	(i) 	agreement, whether oral or written, by the Company or any
Subsidiary to do any of the foregoing.

	3.16 	CONTRACTS; NO DEFAULTS.

	(a) 	Part 3.16 of the Company's Disclosure Letter contains a
complete and accurate list, and Sellers have delivered to TGI true and complete copies, of:

		(i) 	each contract that involves performance of services or
delivery of goods or materials by or to the Company or any Subsidiary of an amount or value in excess of $50,000;

		(ii) 	each lease, license, installment and conditional sale
agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

		(iii) 	each collective bargaining agreement and other contract
to or with any labor union or other employee representative or a group of employees;

		(iv) 	each joint venture, partnership, and other contract
involving a sharing of profits, losses, costs, or liabilities by the Company or any Subsidiary with any other person;

		(v) 	each contract containing covenants that in any way
purport to restrict the business activity of the Company or any Subsidiary;

		(vi) 	each power of attorney that is currently effective and
outstanding; and

		(vii) 	each written warranty, guaranty, and or other similar
undertaking by the Company or any Subsidiary.

	(b) 	Each contract identified or required to be identified in
Part 3.16 of the Company's Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms. The Company and each Subsidiary is, and at all times has been, in full compliance with all applicable terms and requirements of each contract. Each third party to any contract with the Company or any Subsidiary is, and at all times has been, in full compliance with all applicable terms and requirements of such contract. Neither the Company nor any Subsidiary has given nor received notice from any other person regarding any actual, alleged, possible, or potential violation or breach of, or default under, any contract, and no default or event of default has occurred thereunder.

	3.17 	INSURANCE.

	(a) 	Sellers have delivered to TGI true and complete copies of
all insurance policies to which the Company or any Subsidiary is a party or under which the Company or any Subsidiary is or has been covered at any time within the three (3) years preceding the date of this Agreement, and true and complete copies of all pending applications for policies of insurance.

	(b) 	All policies to which the Company or any Subsidiary is a
party or that provide coverage to either Seller, the Company, any Subsidiary or any director or officer of the Company or any Subsidiary (i) are valid, outstanding, and enforceable; (ii) are issued by an insurer that is financially sound and reputable;
(iii) provide adequate insurance coverage for the assets and the operations of the Company and the Subsidiaries for all risks normally insured against in the Company's industry; (iv) will continue in full force and effect following the consummation of the Contemplated Transactions; and (v) except as set forth in
Part 3.17 of the Company's Disclosure Letter, do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company or any Subsidiary.

	(c)	Neither Seller, the Company nor any Subsidiary has received
(i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

	(d)	The Company and each Subsidiary has paid all premiums due,
and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it.
The Company and each Subsidiary has given notice to the insurer of all claims that may be insured thereby.

	3.18 	ENVIRONMENTAL MATTERS.

	(a) 	The Company and each Subsidiary is, and at all times has
been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Sellers have no basis to expect, nor have Sellers or the Company or any Subsidiary received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen, or (ii) the current or prior owner or operator of any facilities owned or leased by the Company or any Subsidiary, of any actual or potential violation or failure to comply with any Environmental Law.

	(b) 	There are no above or underground storage tanks (except
two waste oil tanks which are maintained above ground at the Groveland, Florida, facility), landfills, land deposits, or dumps present on or at the facilities owned or leased by the Company or any Subsidiary or, to the knowledge of the Sellers, at any adjoining property, or incorporated into any structure therein or thereon. Neither the Company nor any Subsidiary has transported Hazardous Materials in the operation of its business.

	(c) 	Sellers have delivered to TGI true and complete copies and
results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers, the Company or any Subsidiary pertaining to Hazardous Materials in, on, or under the facilities owned or leased by the Company or any Subsidiary.

	3.19 	EMPLOYEES; INDEPENDENT CONTRACTORS.

	(a) 	Part 3.19 of the Company's Disclosure Letter contains a
complete and accurate list of (i) each employee or director of the Company and each Subsidiary, including each employee on leave of absence or layoff status, his or her job title, and current compensation; and (ii) each independent contractor of the Company and each Subsidiary, the type of services he or she provides and their current compensation.

	(b) 	No employee or, to the knowledge of the Sellers, no
independent contractor of the Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties to the Company or any Subsidiary, or (ii) the ability of the Company or any Subsidiary to conduct its business.

	(c)	All persons rendering services to the Company or any
Subsidiary have been properly characterized and treated as either employees or independent contractors, and neither the Company nor any Subsidiary has received notice of, nor do Sellers believe that, such treatment will be challenged by the IRS or otherwise.

	3.20	LABOR RELATIONS; COMPLIANCE.

	(a)	Neither the Company nor any Subsidiary has been nor is it
now a party to any collective bargaining or other labor contract. There is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Company or any Subsidiary relating to the alleged violation of any applicable law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor
Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Company, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Company or any Subsidiary, and no such action is contemplated by the Company or any Subsidiary. The Company and each Subsidiary has complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

	(b) 	The Company and each Subsidiary is, and at all times has
been, in full compliance with, and has not been and is not in violation of or liable under, any Occupational Safety and Health
Law. Seller has no basis to expect, nor has Seller, the Company or any Subsidiary received, any actual or threatened order, notice, or other communication from any person of any actual or potential violation or failure to comply with any Occupational
Safety and Health Law.

	3.21 	INTELLECTUAL PROPERTY.

	(a) 	Intellectual Property Assets.  The term "Intellectual
Property Assets" includes:

		(i)	the Company's and each Subsidiary's name, all fictional
business names, trade names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

		(ii)	all patents, patent applications, and inventions and
discoveries that may be patentable (collectively, "Patents");

		(iii)	all copyrights in both published works and unpublished
works (collectively, "Copyrights"); and

		(iv)	all know-how, trade secrets, confidential information,
customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"), owned, used, or licensed by the Company or any Subsidiary.

	(b) 	The Intellectual Property Assets are listed on Part 3.21
of the Disclosure Letter. The Company (directly or indirectly through its Subsidiaries) owns all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual
Property Assets.

	3.22	RELATIONSHIPS WITH RELATED PERSONS.  Except as set forth
on Part 3.22 of the Company's Disclosure Letter, no Seller or any related person or affiliate of Sellers or of the Company has, or has had, any interest in any property used in the Company's or any Subsidiary's business. No Seller or any related person (i.e., a spouse, parent, child, sibling, niece, nephew, grandparent, aunt, uncle or other familial relationship by blood or marriage, or any entity owned or controlled by any such person) or affiliate (i.e., an entity controlled by, controlling or under common control) of any Seller or of the Company is, or has owned, directly or indirectly, an equity interest or any other financial or profit interest in, an entity that has (i) had business dealings or a material financial interest in any transaction with the Company or any Subsidiary;
or (ii) engaged in competition with the Company or any Subsidiary with respect to any line of the products or services of the Company or any Subsidiary. No Seller or any related person or affiliate of Sellers or of the Company is a party to any contract with the Company or any Subsidiary.

	3.23	BROKERS OR FINDERS.  Neither the Company, Sellers or their
respective agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

	3.24	DISCLOSURE.  No representation or warranty of Sellers in
this Agreement and no statement in the Company's Disclosure
Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Sellers that has specific application to any Seller, the Company or any Subsidiary (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company or any Subsidiary that has not been set forth in this Agreement or the Disclosure Letter.

 3.25	INVESTMENT REPRESENTATION.  Each of the Sellers is
acquiring the shares of TGI for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Each Seller understands that such shares are "restricted stock" (which means such shares may not be sold except pursuant to a registration statement or an exemption from the registration requirements of federal and state securities laws) and agrees not to sell, pledge, transfer, assign or otherwise dispose of such shares (except as provided in Section
2.9 hereof and except in accordance with applicable federal and state securities laws and regulations).

	4.	REPRESENTATIONS AND WARRANTIES OF TGI

	TGI has delivered to Sellers, simultaneously herewith, the TGI Disclosure Letter. TGI represents and warrants to Sellers as follows:

	4.1	ORGANIZATION AND GOOD STANDING.  TGI is a corporation duly
organized, validly existing, and in good standing under the laws of the State of Florida.

	4.2	AUTHORITY; NO CONFLICT.

	(a) 	This Agreement constitutes the legal, valid, and binding
obligation of TGI, enforceable against TGI in accordance with its terms. Upon the execution and delivery by TGI of the Employment Agreements and the Promissory Notes and the equipment leases referred to in Section 5.9 hereof, such agreements will constitute the legal, valid, and binding obligations of TGI, enforceable against TGI in accordance with their terms. TGI has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement, the Employment Agreements, the Promissory Notes and the equipment leases referred to in
Section 5.9 hereof and to perform its obligations hereunder and thereunder.

	(b) 	Neither the execution and delivery of this Agreement by
TGI nor the consummation or performance of any of the Contemplated Transactions by TGI will give any person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

		(i) 	any provision of TGI's Articles of Incorporation or
Bylaws;

		(ii) 	any resolution adopted by the board of directors or the
stockholders of TGI;

		(iii) 	any legal requirement, including applicable securities
laws, or order to which TGI may be subject; or

		(iv) 	any contract to which TGI is a party or by which TGI may
be bound.

	(c)	Except as set forth in Schedule 4.2 hereto, TGI is not and
will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated
Transactions.

	4.3	CERTAIN PROCEEDINGS.  There is no pending proceeding that
has been commenced or threatened against TGI and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise enjoining, any of the Contemplated
Transactions.

	4.4	BROKERS OR FINDERS.  Except as set forth in Schedule 4.4,
TGI and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

	4.5	SEC FILINGS.  As of its filing date, each report or
statement filed by TGI pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31,
1996, including, without limitation, TGI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form
10-K") and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 (the "Form 10'Qs") did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Other than changes with respect to the June 30, 1997 Form 10-Q (which will not amend the reported operating results with respect to the second quarter of fiscal
1997), since their respective filing dates, no event has occurred which would result in TGI's being required to amend any such reports.

	5.	COVENANTS

	5.1	ACCESS AND INVESTIGATION.  Between the date of this
Agreement and the Closing Date, Sellers will, and will cause the Company and its representatives to, (a) afford TGI and its representatives and prospective lenders and their representatives (collectively, "TGI's Advisors") full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish TGI and TGI's Advisors with copies of all such contracts, books and records, and other existing documents and data as TGI may reasonably request, and (c) furnish TGI and TGI's Advisors with such additional financial, operating, and other data and information as TGI may reasonably request.

	5.2	OPERATION OF THE BUSINESSES OF THE COMPANY.  Between the
date of this Agreement and the Closing Date, Sellers will, and will cause the Company to: (a) conduct its business (including the business of its Subsidiaries) only in the ordinary course;
and (b) use its best efforts to preserve intact the current business organization of the Company and its Subsidiaries, keep available the services of their current officers, employees, and agents, and maintain the relations and good will with their suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company or any Subsidiary.

	5.3	NEGATIVE COVENANT.  Except as otherwise expressly permitted
by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company and each Subsidiary not to, without the prior consent of TGI, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

	5.4	NOTIFICATION.

	(a)	Between the date of this Agreement and the Closing Date,
each Seller will promptly notify TGI in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

	(b)	Between the date of this Agreement and the Closing Date,
TGI will promptly notify the Company in writing if TGI becomes aware of any fact or condition that causes or constitutes a breach of any of TGI's representations and warranties as of the date of this Agreement, or if TGI becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

	5.5	PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.  Sellers will
cause all indebtedness owed to the Company by any Seller or any related person or affiliate of any Seller to be paid in full in accordance with its terms, and in the event any such payment is not made in full when due, Sellers agree to indemnify and hold the Company and TGI harmless with respect thereto.

	5.6	NO NEGOTIATION.  Until such time, if any, as this Agreement
is terminated pursuant to Section 8, Sellers will not, and will cause the Company and each of its representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than TGI) relating to any transaction involving the sale of the business or assets of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

	5.7	BEST EFFORTS.  Between the date of this Agreement and the
Closing Date, Sellers will use their best efforts to cause the conditions in Section 6 to be satisfied.

	5.8	ELECTION TO BOARD OF DIRECTORS.  As soon as practicable
following the Closing, TGI shall cause the Board of Directors of TGI to be increased, if necessary, and cause Mr. Carroll Fulmer to be elected to the Board.

	5.9	ASSET LEASES.  Between the date hereof and the Closing
Date, the Sellers will cause the Company to amend its existing leases, or enter into appropriate leases, in either case, as and in the manner mutually agreed upon by TGI and the Company, with each of the following entities, all of which are owned and controlled by the Seller: Wisconsin-Pacific Express, Inc.,
Cowboy Trucking Service, Inc., Magic Trucking Service, Inc.,
Florida Brothers Trucking Corp., Carroll Fulmer Management,
Inc., and PACT Real Estate of California, Inc., each of which leases certain specific assets to the Company.

	5.10	COMPANY DISCLOSURE LETTER.  On or before August 22, 1997,
Sellers will deliver to TGI the Company's Disclosure Letter.

	6.	CONDITIONS PRECEDENT TO TGI'S OBLIGATION TO CLOSE

	TGI's obligation to consummate the Merger and to take the other actions required to be taken by TGI at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by TGI, in whole or in part):

	6.1	ACCURACY OF REPRESENTATIONS.  All of Sellers'
representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Company's Disclosure Letter.

	6.2	SELLERS' PERFORMANCE.  All of the covenants and obligations
that the Company and the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects. The Company and TGI shall have agreed upon, and shall execute and deliver at Closing, the lease agreements referred to in Section 5.9 hereof.

	6.3	CONSENTS.  Each of the consents identified in Part 3.2 of
the Company's Disclosure Letter, and each consent identified in
Schedule 4.2, must have been obtained and must be in full force and effect.

	6.4	ADDITIONAL DOCUMENTS.  Each of the following documents must
have been delivered to TGI:

	(a) 	an opinion of counsel to the Company and the Sellers,
dated the Closing Date, in form acceptable to TGI; and

	(b) 	such other documents as TGI may reasonably request for the
purpose of (i) enabling its counsel to provide the opinion referred to in Section 7.4(a); (ii) evidencing the accuracy of any of Sellers' representations and warranties; (iii) evidencing the performance by either Seller of, or the compliance by either
Seller with, any covenant or obligation required to be performed or complied with by such Seller; (iv) evidencing the satisfaction of any condition referred to in this Section 6; or
(v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

	6.5	NO PROCEEDINGS.  Since the date of this Agreement, there
must not have been commenced or threatened against TGI or Seller or the Company, or against any person affiliated with TGI or Seller or the Company, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, or making illegal, any of the Contemplated Transactions.

	6.6	NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS.  There
must not have been made or threatened by any person any claim asserting that such person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company or any Subsidiary, or (b) is entitled to all or any portion of the merger consideration.

	6.7	TGI FINANCING.  TGI shall have obtained financing for its
obligations hereunder on terms and conditions acceptable to TGI's Board of Directors.

	6.8	DISCLOSURE LETTER.  TGI shall be satisfied in its sole
discretion with the results of its due diligence investigation of the Company and the contents of the Company's Disclosure
Letter to be delivered to TGI not later than August 22, 1997.

	7.	CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE

	The Company's obligation to consummate the Merger and to take the other actions required to be taken by the Company or the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

	7.1	ACCURACY OF REPRESENTATIONS.  All of TGI's representations
and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing
Date.

	7.2	TGI'S PERFORMANCE.  All of the covenants and obligations
that TGI is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all respects. The Company and TGI shall have agreed upon, and shall execute and deliver at Closing, the lease agreements referred to in Section 5.9 hereof.

	7.3	CONSENTS.  Each of the consents identified in Part 3.2 of
the Disclosure Letter must have been obtained and must be in full force and effect.

	7.4	ADDITIONAL DOCUMENTS.  TGI must have caused the following
documents to be delivered to Sellers:

	(a) 	an opinion of Womble Carlyle Sandridge & Rice, PLLC, dated
the Closing Date, in form acceptable to Seller; and

	(b) 	such other documents as Sellers may reasonably request for
the purpose of (i) enabling their counsel to provide the opinion referred to in Section 6.4(a); (ii) evidencing the accuracy of any representation or warranty of TGI; (iii) evidencing the performance by TGI of, or the compliance by TGI with, any covenant or obligation required to be performed or complied with by TGI; (iv) evidencing the satisfaction of any condition referred to in this Section 7; or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

	7.5	NO PROCEEDINGS.  Since the date of this Agreement, there
must not have been commenced or threatened against TGI or Seller or the Company, or against any person affiliated with TGI or Seller or the Company, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, or making illegal, any of the Contemplated Transactions.

	8.	TERMINATION

	8.1	TERMINATION EVENTS.  This Agreement may, by notice given
prior to or at the Closing, be terminated:

	(a) 	by either TGI or the Company if a material breach of any
provision of this Agreement has been committed by the other party and such breach has not been waived;

	(b) (i) 	by TGI if any of the conditions in Section 6 has not
been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of TGI to comply with its obligations under this Agreement) and TGI has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 7 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

	(c) 	by mutual consent of TGI and Sellers; or

	(d) 	by either TGI or Sellers if the Closing has not occurred
(other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 1997, or such later date as the Parties may agree upon.

	8.2	EFFECT OF TERMINATION.  Each Party's right of termination
under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.3 will survive.

	9.	INDEMNIFICATION; REMEDIES

 9.1	SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY
KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Company's Disclosure Letter, the supplements to the Company's Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(vi), 2.4(b)(iii) and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

	9.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS.
Sellers, jointly and severally, will indemnify and hold harmless TGI, the Company, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

	(a) 	any breach of any representation or warranty made by
Sellers in this Agreement, the Company's Disclosure Letter, the supplements to the Company's Disclosure Letter, or any other certificate or document delivered by Sellers or the Company pursuant to this Agreement;

	(b) 	any breach by Sellers or the Company of any covenant or
obligation in this Agreement;

	(c) 	any product shipped or manufactured by, or any services
provided by, the Company or any Subsidiary prior to the Closing
Date; or

	(d) 	any claim by any person for brokerage or finder's fees or
commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either Seller or the Company (or any person acting on their behalf) in connection with any of the Contemplated Transactions.

	The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to TGI or the other Indemnified Persons.

 	9.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY TGI.  TGI will
indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages (as defined in 9.2 above) arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by TGI in this Agreement or in any certificate delivered by TGI pursuant to this Agreement, (b) any breach by TGI of any covenant or obligation of TGI in this Agreement, or (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with TGI (or any person acting on its behalf) in connection with any of the Contemplated
Transactions.

	9.4	LIMITATIONS.  If the Closing occurs, Sellers will have no
liability (for indemnification or otherwise) with respect to any representation or warranty other than those in Sections 3.3, 3.10, 3.12, 3.18 and 3.19, unless on or before the third (3rd) anniversary of the Closing Date TGI notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by TGI. A claim with respect to
Section 3.3, or a claim for indemnification or reimbursement based upon any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. A claim with respect to Sections 3.10, 3.12, 3.18 or 3.19 may be made at any time prior to the expiration of the applicable statute of limitations for the cause of action giving rise to such Damages. If the Closing occurs, TGI will have no liability (for indemnification or otherwise) with respect to any representation or warranty, unless on or before the third (3rd) anniversary of the Closing Date Sellers notify TGI of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers. Neither Party shall have any liability for a claim hereunder unless the amount of Damages claimed equals or exceeds $5,000.

	9.5	ESCROW.  At the Closing, Barbara Fulmer will deposit
100,000 shares of TGI's Common Stock that are issued to her in the Merger (the "Escrow Shares") with a bank or trust company located within the State of Georgia which will act as an escrow agent (the "Escrow Agent"), who will hold the Escrow Shares in escrow as collateral for the indemnification obligations of the Sellers under this Agreement. The Escrow Shares will be released to Ms. Fulmer on the first (1st) anniversary of the date hereof, if no indemnification claims are then outstanding and will serve as security for the Sellers' indemnity obligations as set forth in the Escrow Agreement.

	9.6	PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

	(a) 	Promptly after receipt by an Indemnified Person of notice
of the commencement of any proceeding against it, such Indemnified Person will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.

	(b) 	If any proceeding referred to in Section 9.6(a) is brought
against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this
Section 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of applicable laws or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten (10) days after such notice is given, give notice to the Indemnified Person of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Person. Notwithstanding the foregoing, the filing of an answer or taking any other action required by the indemnifying party in order to preserve the rights of the Indemnified Party due to a filing deadline shall not in itself constitute its election to assume the defense of a claim hereunder.

	(c) 	Notwithstanding the foregoing, if an Indemnified Person
determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

	(d) 	Sellers hereby consent to the non-exclusive jurisdiction
of any court in which a proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified
Person may have under this Agreement with respect to such proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

	9.7	PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS.  A claim for
indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

	10.	GENERAL PROVISIONS

	10.1	EXPENSES.  Each Party to this Agreement will bear its
respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

	10.2	PUBLIC ANNOUNCEMENTS.  Any public announcement or similar
publicity with respect to this Agreement or the Contemplated
Transactions will be issued at such time and in such manner as mutually agreed, except TGI may make such disclosures as it deems necessary to comply with applicable securities laws.
Unless consented to by TGI in advance or required by applicable law, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person.
Sellers and TGI will mutually agree upon the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated
Transactions, and TGI will have the right to be present for any such communication.

	10.3	CONFIDENTIALITY.  Between the date of this Agreement and
the Closing Date, TGI and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of TGI and the Company to maintain in confidence, any written information stamped "confidential" when originally furnished by another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated
Transactions are not consummated, each party will return as much of such written information and all copies as the other party may reasonably request.

	10.4	NOTICES.  All notices, consents, waivers, and other
communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand
(with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

	Sellers:		If to Carroll L. Fulmer or Barbara Fulmer
       				8971 Charleston Park
       				Orlando, Florida 32819

       				If to Philip R. Fulmer
       				8000 Cherry Lake Road
       				Groveland, Florida 34736

       				If to Timothy A. Fulmer
       				9239 Woodbreeze Blvd.
       				Windermere, Florida 34786

       				If to Carroll A. Fulmer
       				14726 Gourd Neck Drive
       				Montverde, Florida 34756

       				If to Cynthia F. Turner
        			137 Hartington Drive
       				Madison, Alabama 35758

       				If to any of the trusts listed on Schedule 1 to:
       				Warren McMillen, Jr.
       				225 Swoope Avenue
       				Suite 105
       				Maitland, Florida 32751-5786

       				Facsimile: (407) 647-3675

	In any case
	with a copy to:	Richard A. Wagner, Esq.
             				304 East Colonial Drive
             				Orlando, Florida 32801
             				Facsimile No.: (407) 422-2870

	TGI:	 	 	Transit Group, Inc.
      				3350 Cumberland Circle, Suite 1900
      				Atlanta, Georgia  30339
      				Attention:  Philip A. Belyew, President
      				Facsimile No.:  (770) 984-5401

	with a copy to:	G. Donald Johnson, Esq.
      				Womble Carlyle Sandridge & Rice, PLLC
      				1275 Peachtree Street, N.E., Suite 700
       			Atlanta, Georgia  30309
      				Facsimile No.:  (404) 888-7490


	10.5	JURISDICTION; SERVICE OF PROCESS.  Any action or
proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought by TGI against any of the other Parties in the courts of the State of Georgia, County of Cobb, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Agreement, may be brought by Sellers against TGI in the courts of the State of Florida, County of Lake, or if it can acquire jurisdiction, in the United States District Court for the Middle District of Florida. Each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

	10.6	FURTHER ASSURANCES.  The Parties agree (a) to furnish upon
request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

	10.7	WAIVER.  The rights and remedies of the parties to this
Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

	10.8	ENTIRE AGREEMENT AND MODIFICATION.  This Agreement
supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between TGI and Sellers dated May 22, 1997, as extended) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

	10.9	DISCLOSURE LETTER.  The disclosures in the Company's
Disclosure Letter, and those in any supplement thereto, relate only to the representations and warranties in the Section of the Agreement to which they expressly refer. In the event of any inconsistency between the statements in the body of this Agreement and those in the Company's Disclosure Letter (other than an exception expressly set forth as such in the Company's Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

	10.10	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.  No
Party may assign any of its rights under this Agreement without the prior consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

	10.11	SEVERABILITY.  If any provision of this Agreement is held
invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

	10.12	SECTION HEADINGS, CONSTRUCTION.  The headings of Sections
in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

	10.13	TIME OF ESSENCE.  With regard to all dates and time
periods set forth or referred to in this Agreement, time is of the essence.

	10.14	GOVERNING LAW.  This Agreement will be governed by the
laws of the State of Florida without regard to conflicts of laws principles.

	10.15	COUNTERPARTS.  This Agreement may be executed in one or
more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[EXECUTION SET FORTH ON FOLLOWING PAGE]

	IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

"TGI":
TRANSIT GROUP, INC.
f/k/a General Parcel Service, Inc.


BY:____________________________________
			PHILIP A. BELYEW, President


THE "COMPANY":
CARROLL FULMER GROUP, INC.

BY:____________________________________
			PHILIP R. FULMER, President


SELLERS:

__________________________________________
CARROLL L. FULMER

__________________________________________
BARBARA B. FULMER

__________________________________________
PHILIP R. FULMER

__________________________________________
CARROLL ANTHONY  FULMER

EXECUTION CONTINUED ON FOLLOWING PAGE]

[EXECUTION CONTINUED FROM PREVIOUS PAGE]

__________________________________________
TIMOTHY A. FULMER

__________________________________________
CYNTHIA F. TURNER

TRUST FOR SARA T. HUNTER

BY: ____________________________________
				____________________________, Trustee

TRUST FOR AMANDA JO TYREE

BY:	____________________________________
				____________________________, Trustee

TRUST FOR JOSHUA M. FULMER

BY:	____________________________________
				____________________________, Trustee

TRUST FOR KYLE J. FULMER

BY:	____________________________________
				____________________________, Trustee


[EXECUTION CONTINUED ON FOLLOWING PAGE]

[EXECUTION CONTINUED FROM PREVIOUS PAGE]

TRUST FOR NICOLE M. FULMER

BY:	____________________________________
				____________________________, Trustee

TRUST FOR TIMOTHY P. FULMER

BY:	____________________________________
				____________________________, Trustee


TRUST FOR BRANDON C. FULMER

BY:	____________________________________
				_____________________________, Trustee


SCHEDULE 1 TO
CARROLL FULMER GROUP, INC.
AGREEMENT AND PLAN OF REORGANIZATION


I.	Additional Sellers: (Recitals p.1)

	Trust for Sara T. Hunter

	Trust for Amanda Jo Tyree

	Trust for Joshua M. Fulmer

	Trust for Kyle J. Fulmer

	Trust for Nicole M. Fulmer

	Trust for Timothy P. Fulmer

	Trust for Brandon C. Fulmer

II.	Allocation of Stock and Note Consideration


               					     Number of Shares	    	   Dollar Amount
	Name			              	of TGI Common Stock	    of Promissory Note
------------------   -----------------------  --------------------
	Barbara B. Fulmer	        		1,459,755		        $     750,000
	Cynthia F. Turner       			   590,871	      	        375,000
	Philip R. Fulmer		        	   590,871                375,000
	Carroll Anthony Fulmer   		   590,871		              375,000
	Timothy A. Fulmer		       	   590,871		              375,000
	Trust for Sara T. Hunter		     49,061		               --
	Trust for Amanda Jo Tyree	     49,061                 --
	Trust for Joshua M. Fulmer     49,061 		              --
	Trust for Kyle J. Fulmer		     49,061		               --
	Trust for Nicole M. Fulmer	    49,061		               --
	Trust for Timothy P. Fulmer	   49,061		               --
	Trust for Brandon C. Fulmer    49,061		               --
                            -----------            -----------
						                       4,166,666		        $   2,250,000
                            ===========            ===========

SCHEDULE 2 TO
CARROLL FULMER GROUP, INC.
AGREEMENT AND PLAN OF REORGANIZATION


                                                          Number of	                Number of
                            Dollar Value of 	         Shares Redeemable         Shares Redeemable
   Name                     Redeemable Shares       During Initial Period     During Second Period
----------------------    ---------------------     ---------------------     --------------------
Barbara B. Fulmer	        $      2,102,048		               	138,889	              	  445,014
Cynthia F. Turner 	      	         992,150	               		138,889                  136,708
 (including the trusts
  for Sara T. Hunter &
  Amanda Jo Tyree)
Philip R. Fulmer		                 992,150	               		138,889		                136,708
 (including the trusts
  for Joshua M. Fulmer
  and Kyle J. Fulmer)
Carroll Anthony Fulmer		           921,502	               		138,889     		           117,084
 (including the trust
  for Brandon C. Fulmer)
Timothy A. Fulmer		                992,150	               		138,889		                136,708
 (including the trusts      ---------------            -------------           --------------
  for Nicole M. Fulmer
  and Timothy P. Fulmer)

                           				 $6,000,000			               694,445		                972,222

